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                                                                  EXHIBIT 10.12


                               EMPLOYMENT AGREEMENT

1.   IDENTIFICATION

     This Employment Agreement (the "Agreement"), dated for identification purposes only February 1, 1998, is entered into by and between Hospitality Marketing Concepts Limited, a company incorporated in the United Kingdom ("Company"), and Frans Van Steenbrugge, an individual ("Executive").

2.   RECITALS

     2.1. Company is engaged in the business of providing membership programs and direct marketing services and is introducing a telephone calling card product for distribution to its members and others.

     2.2. Executive has special skills and abilities in marketing and telecommunication services.

     2.3.   Company desires to employ Executive as Group Vice
President/General Manager-Telecom and Executive is willing to undertake such employment on the terms and conditions set forth in this Agreement. Therefore, Company and Executive agree as follows:

3.   TERM OF THE AGREEMENT

     Executive's employment under this Agreement shall be for one (1) year, commencing on February 1, 1998 and continuing through January 31, 1999 (the "Term"), subject, however, to prior termination as provided in Section 6. At Company's election, the Term shall be extended for one (1) additional year, provided Company gives notice to Executive at least thirty (30) days prior to expiration of the Term that the Term shall be extended. As used herein, "Term" shall mean the original and any extended terms.

4.   EMPLOYMENT, DUTIES AND COVENANTS

     4.1. EMPLOYMENT. Executive shall be employed during the Term as Group Vice President/General Manager-Telecom or in such other capacities, offices or positions with Company or any subsidiary or affiliate of Company as Company's Board of Directors (the "Board") or President may prescribe from time to time. All references to Company herein shall include its subsidiaries and affiliates.

     4.2. DUTIES. The powers, duties and responsibilities to be held or performed by


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Executive hereunder shall include, without limitation, overall supervision of the Company's marketing and telecommunications operations and such other powers, duties and responsibilities typically held or performed by direct marketing and telecommunications executives. Executive agrees that Company, the Board and the President retain the sole discretion to modify, add to, or subtract from Executive's powers, duties and responsibilities at any time, provided, however, that any such modifications or additions shall be consistent with Executive's position, experience and level of compensation.

     4.3. PERFORMANCE OF DUTIES. Executive shall discharge the duties described herein in a diligent and professional manner. Executive shall render services incidental to Executive's position, primarily during normal business hours at the Company's locations as may be required by Company during the Term. Company will consult with Executive prior to effecting any permanent relocation decision. Executive understands that Executive shall be required to travel to offices managed by affiliates of the Company in the course of performing Executive's duties.

     4.4. EXTENT OF SERVICES. Executive shall devote Executive's full and exclusive productive time, energy, effort, attention and ability solely to the performance of Executive's duties as set forth herein, and to the proper and efficient management and development of the business and operations of Company. Executive shall perform industriously and to the best of Executive's ability, experience and talents all of the duties which may be required of Executive from time to time. During the Term, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person, firm or entity, whether with or without compensation, without Company's prior written consent. Notwithstanding the foregoing, Executive may act for Executive's own account in passive-type investments, or engage in charitable activities, provided any such activities do not interfere with the discharge of Executive's duties for Company.

     4.5. COMPANY'S AUTHORITY. Executive shall observe and comply at all times with the orders, directives and policies as may be issued from time to time, either orally of in writing, by Company, the Board or the President.


     4.6. NONSOLICITATION OF GIFTS. Without Company's prior written consent in each instance, Executive shall not solicit or accept, for Executive or for the benefit of any third party or entity, any contribution, donation, gift, discount or rebate or the like of material value or in violation of applicable law from any person, firm or entity with whom Company maintains any business relationship.

     4.7. NO PERSONAL INTEREST. Executive shall not have any personal interest, direct or indirect, in any supplier of, or in any transaction between, any supplier and Company.

     4.8. COMPETITIVE ACTIVITIES PROHIBITED. During the Term, Executive shall not, directly or indirectly (unless disclosed to Company and approved by Company in its sole and absolute

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discretion):

            4.8.(a) engage in or have any interest in any activity or enterprise which is competitive with or adverse to the business, activities or welfare of Company or any affiliate or subsidiary of Company, whether alone or as an agent, employee, consultant, advisor, promoter, lender, general or limited partner, officer, director, owner or shareholder; provided, however, that nothing in this Section 4.8 shall prohibit Executive from owning less than 2% of the stock of any publicly traded company;

            4.8.(b) engage in any conduct or activity which would cause Company or any affiliate or subsidiary of Company or Executive to be in a position of conflict of interest or cause Company or any affiliate or subsidiary of Company to be in violation of any law, regulation, policy, statement or rule of any applicable governmental authority; or

            4.8.(c)   plan for or organize, or assist any other person, firm
or entity in planning for or organizing, any business activity which is competitive with the business of Company or any affiliate or subsidiary of Company.

5.   COMPENSATION AND OTHER BENEFITS

     5.1. ANNUAL BASE SALARY. As compensation for all of the services rendered by Executive during the Term, Company shall pay Executive an annual salary in the amount of One Hundred Twenty Five Thousand Dollars ($125,000). Such base salary shall be subject to all normal withholding, including, without limitation, state and federal income taxes, state disability insurance and FICA, and shall be paid to Executive in accordance with Company's normal payroll practices.

     5.2.    BONUS.  In addition to the annual base salary described in
Section 5.1 above, Executive shall be entitled to a bonus ("Bonus") in an amount equal to one percent (1%) of the net income ("Net Income") of Call Connect Inc., a California corporation, ("CCI") for CCI's fiscal year ending December 31, 1998, calculated in accordance with U.S. generally accepted accounting principles, as determined by the independent public accounting firm engaged by the Company's affiliate Hospitality Marketing Consultants, LLC ("HMC"). The Bonus shall be payable no later than ten (10) days after the calculation of such Bonus amount. If the Term is extended for an additional year, Executive shall be entitled to a second year Bonus in an amount equal to one-half of one percent (1/2%) of CCI's Net Income for the fiscal year ending December 31, 2000, payable no later than ten (10) business days after the calculation of such Bonus amount. If the Term is further extended, the annual Bonus thereafter shall be one-half of one percent (1/2%) of CCI's Net Income for the applicable fiscal year.

     5.3. EXPENSES. Company and Executive hereby acknowledge that Executive may be required to incur certain expenses in connection with Executive's employment hereunder

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including, but not limited to, parking, travel, entertainment and other expenses. Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with Company's policies and procedures for making such reimbursements if:

            5.3.(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Company as a business expense and not as deductible compensation to Executive; and

            5.3.(b) Executive furnishes Company with adequate records and other documentary evidence required by either federal or state statutes or regulations issued by appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of Company and not as deductible compensation to Executive.

            In addition, Executive shall be reimbursed for reasonable relocation expenses, including without limitation, shipping of household and personal items (at a cost not to exceed $10,000) and hotel accommodations for Executive and his family for a two-week period.

     5.4. LEASED AUTOMOBILE. The Company shall pay for, or reimburse Executive for the cost of, a leased automobile during the Term, in an amount not to exceed $600 per month. In addition, the Company shall reimburse Executive for insurance, gasoline and reasonable maintenance expenses in connection with such leased automobile.

     5.5. STOCK OPTIONS. Executive understands that HMC is currently in the process of designing and implementing a stock option program for executives and employees of HMC and its subsidiaries, including Company.
Upon HMC's adoption of such plan, Company shall cause HMC to grant to Executive stock options, conditioned upon the closing of HMC's initial public offering, to purchase that number of shares of common stock of HMC which are equal to 6/10ths of 1% of HMC's issued and outstanding prepublic offering capitalization at the lowest purchase price for which options are to be granted under HMC's stock option plan prior to the initial public offering. The stock options shall vest in four equal cumulative installments on the first anniversary date, second anniversary date, third anniversary date and fourth anniversary date, respectively, of the Term (if the Term is extended).

     5.6. VACATION. Executive shall accrue a total of four (4) weeks of vacation for each full year of the Term. If Executive's earned but unused vacation time reaches four (4) weeks, Executive will not continue to accrue additional vacation time until Executive uses enough vacation to fall below this maximum amount.

     5.7. OTHER BENEFITS. During the Term of this Agreement, Executive shall receive such other life insurance, pension, disability insurance, health insurance, holiday and sick pay benefits which Company extends, as a matter of policy, to its executive employees and, except as

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otherwise provided herein, shall be entitled to participate in all deferred compensation and other incentive plans of Company on the same basis as other similarly situated executives of Company.

6.   TERMINATION OF THE AGREEMENT.

     6.1. TERMINATION WITHOUT CAUSE. Notwithstanding anything in this Agreement to the contrary, Company may terminate Executive's employment without cause upon thirty (30) days' prior written notice.

     6.2. TERMINATION FOR GOOD CAUSE BY COMPANY. Notwithstanding anything in this Agreement to the contrary, Company may terminate Executive's employment for Good Cause without prior notice. For purposes of this Agreement, Good Cause for termination of Executive's employment shall be deemed to exist if:

            6.2.(a) In the subjective judgment of Company, Executive breaches a material obligation under this Agreement;

            6.2.(b) Executive is convicted of or pleads guilty or nolo contendere to a misdemeanor charge involving financial misconduct or moral turpitude or any felony;

            6.2.(c) Executive misappropriates funds or property of Company, HMC or any of their respective subsidiaries or affiliates;

            6.2.(d) Executive fails to comply with the reasonable oral or written orders, directives or policies of Company, the Board or the President;

            6.2.(e) In the subjective judgment of Company, Executive is incompetent in performing his assigned duties, neglects his duties or performs his duties in a grossly negligent or malfeasant manner; or

            6.2.(f)   Executive violates Company's policies regarding unfair
competition, trade secrets or confidentiality;

            6.2.(g) Executive commits any other act or fails to take any action which an arbitrator of competent jurisdiction deems to constitute Good Cause for dismissal.

     6.3. DEATH. Executive's employment with Company shall terminate immediately in the event of Executive's death.

     6.4. DISABILITY. Company shall have the right to immediately terminate this Agreement in the event of Executive's "Disability". For purposes of this Agreement, "Disability" shall mean that because of a physical or mental disability, Executive is unable to

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perform the essential functions of Executive's job, even when Company provides such reasonable accommodations as it can without incurring undue hardship, and Executive has exhausted all leave allowances available to Executive pursuant to state and federal laws. In the event Executive is granted a leave of absence due to Executive's physical or mental disability, Company shall have no obligation to pay Executive any salary and/or bonus compensation for the period of the leave of absence except as required by law or as provided for pursuant to any disability insurance plans Company may carry.

     6.5.   LEGAL OBLIGATIONS FOLLOWING TERMINATION.

            6.5.(a) If this Agreement is terminated by Company as provided in Sections 6.1, 6.2, 6.3 or 6.4, Company's sole obligation shall be the following: (i) payment of Executive's base salary through and including the effective date of termination; (ii) payment of the salary equivalent of all accrued and unused vacation time; and (iii) reimbursement of any ordinary and necessary business expenses previously incurred by Executive pursuant to Sections 5.3 and 5.4 within thirty (30) days of Executive's termination. Any stock options which have not vested at the time of termination shall lapse. Nothing in this Section 6.5.(a) is intended to affect Executive's rights in any stock options which, at the time of any termination hereunder, have already vested pursuant to Section 5.5.

            6.5.(b) The termination of this Agreement and Executive's employment hereunder shall not affect Executive's right to exercise any vested stock options in accordance with the terms of HMC's stock option program nor shall it relieve either party from any liability or damage directly or indirectly arising out of any breach of or default under this Agreement or any failure to comply with or perform any obligations under this Agreement.

7.   TRADE SECRETS; CONFIDENTIALITY

     7.1. "CONFIDENTIAL INFORMATION". "Confidential Information" is all information, data and knowledge of a business, professional or technical nature relating to Company, HMC, and/or their respective subsidiaries and affiliates; and Company's, HMC's, and/or their subsidiaries' and affiliates' business, finances, operations, properties, services and clients; information which is not generally known outside of Company, HMC, or their respective subsidiaries and affiliates; and includes information known to Executive as confidential or secret or which Executive shall have reason to know or reasonably should know is confidential or secret, to the extent that such information derives potential or actual independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from this disclosure or use and is the subject of efforts reasonable under the circumstances to maintain its secrecy. Confidential Information may relate, for example, to trade secrets, client lists, clients' names and requirements, client businesses, client profiles, client finances, client accounts, employees, business methods, business or marketing plans, personnel information, credit information, financial information, the

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names and locations of vendors and suppliers, equipment, equipment design, development, engineering, manufacturing, purchasing, accounting, selling, marketing, contractors, compositions, computer software, computer hardware, technology, research, infrastructures, products, procedures, calculations, specifications, formulae, compilations, inventions, designs, plans, databases, database structure, data, accounts, billing methods, pricing, costs, systems, internal affairs, legal affairs, security methods, creative ideas and concepts, projects, advertising, merchandising techniques and any and all information entrusted to Company, HMC or their respective subsidiaries or affiliates by third parties. This information may be contained in materials ("Company Materials") such as books, records, files, notes, lists, computer programs, tapes, cd roms, hard disk and soft disk drive mechanisms, other mechanisms for electronic or digital storage of information, computer printouts, data input to computers, drawings, documents, data, reports, customer, price and supplier lists, specifications, or other miscellaneous embodiments, or may be in the nature of, or consist of, verbal communication or unwritten knowledge, techniques, formulas, processes, practices or know-how.

     7.2. NO DISCLOSURE. In consideration of Executive's employment by Company, Executive agrees that, unless Executive has received the prior written consent of Company in each instance, Executive shall not use Confidential Information for any purpose not related to the business interests of Company, and shall not directly or indirectly disclose or communicate any Confidential Information to any person except as required to perform Executive's duties for Company. If any Confidential Information or Company Materials are sought by legal process, Executive agrees to notify Company promptly in writing and to cooperate with Company to preserve the confidentiality of such information in connection with any legal proceeding. If Executive becomes aware of any unauthorized use, disclosure or communication of Confidential Information by anyone, Executive agrees to inform Executive's supervisor immediately.

     7.3. OWNERSHIP RIGHTS. Executive acknowledges and agrees that all Confidential Information and Company Materials, and all results and proceeds of Executive's services hereunder which Executive makes or conceives, either solely or with others, during Executive's employment by Company which are applicable directly or indirectly to any phase of Company's business shall automatically become Company's sole and exclusive property and Company shall be the owner and author thereof. Executive further acknowledges that all such results and proceeds shall constitute "works made for hire" within the meaning of the copyright laws of the United States. Executive hereby irrevocably assigns to Company, in perpetuity, all rights, title and interest of any kind or character in and to all such results and proceeds including, without limitation, all copyrights and patents pertaining thereto and all renewals, extensions, subdivisions and continuations-in-interest thereof.

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     7.4.  NO REMOVAL OR DUPLICATION.  Without Company's prior written consent in each instance, or except as expressly required by Company in connection with Executive's duties as an employee of Company, Executive shall not at any time, whether prior to or after Executive's employment with Company ends, remove, reproduce, summarize or copy any Confidential Information, or authorize, participate in, aid or abet such removal, reproduction, summarizing or copying. Executive shall immediately return to Company all Confidential Information and Company Materials, including all copies and summaries thereof, when Executive's employment by Company ends for any reason or at any time when Company may otherwise require that such Confidential Information or Company Materials be returned.

     7.5. NO SOLICITATION. While employed by Company and for a period of one (1) year thereafter, without the express prior written approval of an officer of Company, Executive shall not: (a) solicit or attempt to solicit any clients of Company, HMC or their respective subsidiaries and affiliates, either for Executive or for any other person, firm or corporation; (b) employ, attempt to employ, entice, encourage or solicit for employment by others, any employees of the Company, HMC or their respective subsidiaries and affiliates; (c) induce or attempt to induce a consultant, independent contractor, licensee or other third party to sever their relationship with Company, HMC or their respective subsidiaries or affiliates; or (d) assist any other person, firm or entity in the solicitation of any consultants, independent contractors, licensees, or employees of the Company, HMC or their respective subsidiaries and affiliates.

       7.6. NO EMPLOYMENT REQUIRING DISCLOSURE. Without Company's prior written approval, Executive shall not, either during or after Executive's employment by Company, accept employment with, acquire any financial interest in, or perform any services for a business or entity in which Executive's interest, duties or activities would explicitly or inherently require Executive to disclose or communicate any Confidential Information.

     7.7. MATERIAL TERM. Executive acknowledges that maintaining the confidentiality of such Confidential Information is necessary to the successful conduct of the business of Company and its goodwill, and that any breach of any term of this Section 7 shall be a material breach of this Agreement.

     7.8. INDEMNIFICATION. Executive agrees to indemnify and hold harmless Company, HMC, their respective subsidiaries, affiliates and joint ventures, and any current or former officer, director or employee of any of them, against any claim, loss, liability, damage or expense (including, without limitation, attorneys' fees) they may incur as a result of any breach by Executive of the terms of this Section 7.

     7.9. SURVIVAL OF OBLIGATION. Executive's obligation to maintain the confidentiality of Confidential Information shall survive the ending of Executive's employment by Company, AND SUCH OBLIGATION SHALL CONTINUE FOR ALL TIME, regardless of whether such Confidential Information was obtained before, during or after the Term of this Agreement. Executive and Company agree that this Section 7 shall be specifically enforceable in accordance with its terms.

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     8.     ARBITRATION.

     8.1. ARBITRABLE CLAIMS. Except as otherwise provided in this Section 8, Executive and Company agree to settle by final and binding arbitration any claim or controversy arising out of or in any way relating to this Agreement, the breach or termination thereof, Executive's employment by Company or the ending of such employment, that Company may have against Executive or that Executive may have against Company or any of its subsidiaries, parents, joint ventures or affiliated entities, or against any then current or former officer, director, owner, employee, member or agent of any of them, in their capacity as such or otherwise. The claims covered by this arbitration provision include, without limitation: claims for wages or other forms of compensation; claims for misrepresentation; claims for breach of contract; tort claims; and claims for discrimination or harassment under any local, state or federal statutory or common law, based on race, sex, religion, national origin, age, marital status, medical condition, physical or mental disability, sexual orientation or any other protected characteristic. Notwithstanding the foregoing, this Section 8 does not apply to claims by Executive for workers' compensation benefits, claims by Executive for unemployment compensation benefits or claims by Executive based upon an employee pension or benefit plan which contains an arbitration or other dispute resolution procedure, in which case the arbitration or other dispute resolution provision of such plan shall control.

     8.2. PROCEDURE. All arbitrable claims shall be settled by final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim is made. Such arbitration shall be filed with the AAA and shall be heard on an expedited basis in Irvine, California. The arbitrator shall apply, as applicable, California or federal substantive law and law of remedies. Executive and Company agree that discovery may be conducted by any party pursuant to the provisions of Section 1283.05 of the California Code of Civil Procedure which are hereby incorporated into, and made a part of, this Agreement. Any arbitrator acting hereunder shall have the full power of a court of the State of California to issue and enforce subpoenas. A judgment upon any award rendered by the arbitration may be entered in any court having jurisdiction. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement. The parties agree that any arbitrator acting hereunder shall be empowered to assess any remedy including, but not limited to, injunctive orders (including temporary, preliminary and permanent relief) when appropriate. Either Executive or Company may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this arbitration provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration or to enforce an arbitration award.
EXECUTIVE AND COMPANY UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AND COMPANY ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

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9.   GENERAL PROVISIONS.

     9.1. ASSIGNMENT. Neither this Agreement nor any rights or benefits hereunder shall be subject to execution, attachment or similar process and Executive may not assign, transfer, pledge or hypothecate this Agreement or any rights or benefits hereunder without the prior written consent of Company. Any such assignment, transfer, pledge or hypothecation hereof by Executive in violation of this provision shall be null, void and of no effect. Subject to the foregoing, this Agreement and all of the terms and conditions hereof shall benefit and bind Company and its successors and assigns and shall benefit and bind Executive and Executive's successors. Company's rights hereunder shall accrue to the benefit of any person, firm, or corporation which may succeed to its business by merger, purchase of stock or assets, or otherwise.

     9.2.   NOTICES.

            9.2.(a) All notices, requests, payments, statements, demands or other communications given under this Agreement (collectively
"Communications") shall be in writing. Notice shall be sufficiently given for all purposes as follows:

               (1) PERSONAL DELIVERY. When personally delivered to the recipient. Notice is effective on delivery.

               (2) FIRST-CLASS MAIL. When mailed first class to the last address of the recipient known to the party giving notice. Notice is effective three (3) mail delivery days after deposit in a United States Postal Service office or mailbox.

               (3) CERTIFIED MAIL. When mailed certified mail, return receipt requested. Notice is effective on receipt, if delivery is confirmed by a return receipt.

               (4) OVERNIGHT DELIVERY. When delivered by overnight delivery, charges prepaid or charged to the sender's account. Notice is effective on delivery, if delivery is confirmed by the delivery service.

               (5) TELEX OR FACSIMILE TRANSMISSION. When sent by telex or fax to the last telex or fax number of the recipient known to the party giving notice. Notice is effective on receipt, provided that (a) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (b) the receiving party delivers a written confirmation of receipt. Any notice given by telex or fax shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient's time) or on a nonbusiness day.

            9.2.(b)  Addresses for purpose of giving notice are as follows:

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            If to Company:

            Hospitality Marketing Concepts Limited
            _______________________________
            _______________________________
            _______________________________
            Attention:_____________________
            Fax: __________________________

            If to Executive:

            _______________________________
            _______________________________
            _______________________________
            Fax: __________________________

            9.2.(c) Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

            9.2.(d) Either party may change its address or telex or fax number for purposes of this Section 9.2. by notifying the other party of its new address in the manner set forth in this Section 9.2.

     9.3. GOVERNING LAW. This Agreement is made under and shall be construed in accordance with the laws of the State of California.

     9.4. SEVERABILITY. Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason whatsoever, such illegality, invalidity, or unenforceability shall not affect the remaining terms and provisions of this Agreement, which remaining terms and provisions shall remain in full force and effect.

     9.5. WAIVER. A waiver of any of the terms and conditions hereof by Company or Executive shall not constitute a waiver of any other term or condition hereof, nor shall it constitute a general waiver by the waiving party, and the waiving party shall be free to reinstate

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any such term or condition without notice to the other party.

     9.6. INTEGRATION. Neither of the parties hereto have made any representations, statements, warranties or other agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties with respect to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, or understandings, written or oral, between the parties. This Agreement may be amended or modified only by a written agreement, signed by the parties hereto.

     9.7. HEADINGS. The Section headings used herein are for convenience only and are not a part of this Agreement.

     9.8. SURVIVAL. THE COVENANTS, REPRESENTATIONS AND WARRANTIES IN SECTIONS 7, 8, 9.4 AND 9.8 OF THIS AGREEMENT SHALL SURVIVE AND CONTINUE AFTER THE TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER.

     9.9. COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

                                  "COMPANY"

                                   HOSPITALITY MARKETING CONCEPTS LIMITED


Dated: ___________, 1998           By:_________________________________

                                   Its:________________________________



                                  "EXECUTIVE"



Dated: ___________, 1998           ____________________________________
                                   Frans Van Steenbrugge

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